EXHIBIT 4.14

English Translation

THE SYMBOL “[Redacted]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

Supplemental Agreement

to the Strategic Business Cooperation Agreement (2023)

Vipshop	Vipshop (China) Co., Ltd. (“Vipshop”)

SF	SF Express Co., Ltd. (“SF”)

(The above parties are collectively referred to as the “Parties”, and individually as a “Party”.)

WHEREAS:

1.

Vipshop and SF entered into certain Strategic Business Cooperation Agreement (the “Original Agreement”) on November 25, 2019, according to which the Parties agree to cooperate on Warehouse Services, JITX Services, Cross-border Business and Returned Goods Services, and entered into a renewal agreement on November 18, 2021 to extend the Cooperation Period to December 31, 2023.

2.

Given the friendly cooperation between the Parties and through a friendly negotiation, the Parties agree to extend the Cooperation Period of the Strategic Business Cooperation Agreement to December 31, 2026.

3.

Based on the foregoing circumstances, the Parties shall enter into a supplemental agreement (the “Supplemental Agreement”) based on the Strategic Business Cooperation Agreement in order to facilitate normal business operation between the Parties going forward.

IN WITNESS HEREOF, the Parties hereby agree as follows for the foregoing purposes.

I	Amendment to the Original Agreement

1.	Article 1.2 of the Article 1 “Service Scope” of the Original Agreement is amended as follows:

For the avoidance of doubt, the scope of Services mentioned above shall not include sorting, sorter slot packing and truck loading in any Vipshop Warehouse (including returned goods warehouse). Specifically:

(1)

Orders, whichever Vipshop Warehouse (including returned goods warehouse) they are picked up, must be sorted out by Vipshop in accordance with the orders sorting plan specified by SF in advance, with relevant risks and costs in connection with the orders sorting to be borne by Vipshop itself. No additional fees will be charged on SF in connection with the orders sorting;

English Translation

(2)

After the orders are sorted out, Vipshop shall be responsible for the packaging of Goods, transporting the Parcels to the loading port and the loading up. To improve work efficiency of loading up, Vipshop shall sort Parcels based upon their distribution direction and convey and place the Parcels to the corresponding loading port designated for the specific distribution direction.

2.	① Article 2.1 of the Article 2 “Services Order” of the Original Agreement is amended as follows:

Vipshop agrees that it shall entrust SF (or Affiliates designated by SF) to provide Services under this Agreement. Meanwhile, Vipshop confirms that, upon the execution of this Agreement, for the four major business scenarios (Warehouse Services, Cross-border Business, JITX Services, and Returned Goods Services, the “Four Major Business Scenarios”) mentioned in the Original Agreement, SF shall be entrusted to provide express delivery services in priority to other parties (except for the orders that the Parties agree to assign to other third-party logistics service providers). SF (or Affiliates designated by SF) agrees to provide Services to Vipshop or its Affiliates in accordance with this Agreement.

② Article 2.3 is amended as follows:

“Actual Order Quantity” refers to the quantity of orders Vipshop or its Affiliates place with SF or its Affiliates under this Agreement and related Services thereunder that have been completed (that is, the successful delivery of Parcels to consignee or successful delivery of returned Parcels), excluding the sub parcels of master-sub parcels and the second shipment arising from abnormal delivery.

3.	Section (b) of the Article 3.2 (1) Annual Review Adjustment Mechanism of the Original Agreement is amended as follows:

①

Adjustment based on business structure. Based on the proportion of Vipshop Warehouse’s outbound orders for each of the years from 2024 to 2026, if such figure is lower than [Redacted]%, then the basic service fee shall be calculated according to the price that corresponds to the actual proportion listed below (the “Outbound Ratio Adjustment Mechanism” for the years from 2024 to 2026). Specifically, the proportion of Vipshop Warehouse’s outbound orders = the quantity of outbound orders of Vipshop Warehouse for such Cooperation Year / the quantity of all outbound orders of Vipshop for such Cooperation Year; outbound orders of returned goods warehouse shall be calculated into the quantity of Vipshop Warehouse’s outbound orders.

English Translation

Annex 4 of the Original Agreement is amended as follows:

For the cooperation of the Parties for the years from 2024 to 2026, the Outbound Ratio Adjustment Mechanism shall be executed in accordance with the following “Outbound Ratio Adjustment Mechanism for the Years from 2024 to 2026”:

Proportion of Vipshop Warehouse’ Outbound Orders against all Vipshop’s Outbound Orders	Comprehensive Settlement Price (RMB/order)

figure < 24%	[Redacted]

24% ≤ figure < 26%	[Redacted]

26% ≤ figure < 28%	[Redacted]

28% ≤ figure < 30%	[Redacted]

30% ≤ figure < 32%	[Redacted]

32% ≤ figure	[Redacted]

③	Section (a) of the Article 3.2 (2) Special Adjustment Mechanism of the Original Agreement is terminated.

3.	Article 4 “Target Order Quantity” of the Original Agreement is amended as follows:

(1)

Total quantity of the Four Major Business Scenarios shall be agreed by the Parties (except for the orders that the Parties agree to assign to other third-party logistics service providers). The “Annual Orders Forecast” in the Annex 2 of the Original Agreement shall be void once this Agreement becomes effective.

(2)

Based on the friendly cooperation between the Parties, Vipshop shall make effort to control the proportion of its inbound orders within the Cooperation Period under [Redacted]%, i.e., the “annual quantity of inbound orders < (annual quantity of outbound orders * [Redacted]%)”.

4.	Article 8.1 and 8.2 of the Article 8 “Term of Agreement” of the Original Agreement is amended as follows:

8.1 The term of this Agreement shall end on December 31, 2026.

8.2 If the Parties intend to renew this Agreement upon expiration of the term of the Agreement, they should negotiate about the renewal and may renew this Agreement pursuant to their negotiation within six (6) months prior to end of the term of the Agreement; provided that, the Parties shall continue to perform their respective obligations in accordance with the existing terms of this Agreement during the renewal negotiation.

English Translation

For the purpose of this Agreement, each period of January 1, 2024 to December 31, 2024, January 1, 2025 to December 31, 2025 and January 1, 2026 to December 31, 2026 shall be a “Cooperation Year”.

III	Miscellaneous

1.

For the avoidance of doubt, during the Cooperation Year of 2024, 2025 and 2026, the basic service fee agreed in the Article 3.1 of the Original Agreement, i.e., RMB [Redacted]/order, shall apply to the orders that Vipshop entrusts SF to provide Services for the Four Major Business Scenarios under the Original Agreement.

2.

In addition to the above, SF shall assist Vipshop in sorting the returned goods. In this regard, Vipshop agrees to pay SF a subsidy of RMB [Redacted] (tax-inclusive) during each of the Cooperation Year of 2024, 2025 and 2026, among which the tax-exclusive amount is RMB [Redacted], the tax rate of which is 6% and the tax amount is RMB [Redacted]. SF shall issue a special value-added tax invoice to Vipshop, and the payment shall be completed by Vipshop prior to the last day of the fourth quarter (December 31) of each year.

3.

During the term of this Supplemental Agreement, there exists the possibility of significant changes in the objective conditions in connection with the cooperation of the Parties. In order to protect the interests of the Parties, the Parties agree that from January 1, 2024 to December 31, 2026, if any material change occurs due to the external objective conditions or policies (including without limitation, the fluctuation of fuel price, carbon neutrality and labor policies), and such material change has been evaluated and confirmed by SF that the material change has caused or will cause substantial increase of the business cost to be borne by SF, then the Parties shall renegotiate the cooperation price. If the Parties are unable to reach a consensus within one month from the date on which SF proposes to renegotiate the cooperation price, each Party is entitled to terminate the cooperation by sending a one-month prior notice to the other Party.

4.

This Supplemental Agreement is a supplemental agreement to the Original Agreement. In the event of any discrepancy between this Supplemental Agreement and the Original Agreement, this Supplemental Agreement shall prevail. The Parties shall continue to strictly perform their respective obligations in accordance with other articles and terms of the Original Agreement.

5.

Upon execution of this Supplemental Agreement, except as otherwise agreed in this Supplemental Agreement, all other supplemental agreements (as listed in the Appendix I) executed by the Parties shall remain effective, the terms of these supplemental agreements shall be consistent with this Supplemental Agreement.

6.	This Supplemental Agreement shall be signed in four counterparts, with each Party holding two copies.

English Translation

Signature Page (I) to the Supplemental Agreement

Vipshop (China) Co., Ltd. (Seal)

Signature of Legal Representative or Authorized Representative /s/ SHEN Ya

SF Express Co., Ltd. (Seal)

Signature of Legal Representative or Authorized Representative /s/ Authorized Signatory

English Translation

Appendix I

List of Supplemental Agreements to the Strategic Business Cooperation Agreement